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Federated Investors, Inc.
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FEDERATED INVESTORS, INC.

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

INFORMATION STATEMENT

February 24, 2010

INTRODUCTION

This Information Statement is furnished to the shareholders (the “Shareholders”) of Federated Investors, Inc. (“Federated” or the “Company”) by the Board of Directors (the “Board”) in connection with the Annual Meeting of the Shareholders to be held on Thursday, April 22, 2010 in Room 336 of the David L. Lawrence Convention Center, 1000 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania, 15222 at 4:00 p.m. local time (the “Annual Meeting”). Action will be taken at the Annual Meeting for (i) the election of directors; (ii) the approval of an amendment to the Federated Investors, Inc. Stock Incentive Plan (“Stock Incentive Plan”) to allow, among other things, for awards of Class B Common Stock (as defined below) to outside directors; and (iii) any other business that properly comes before the meeting.

Federated has shares of both Class A Common Stock, no par value per share (the “Class A Common Stock”) and Class B Common Stock, no par value per share (the “Class B Common Stock”) issued and outstanding. The Class B Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol FII. Except under certain limited circumstances, the entire voting power of Federated is vested in the holders of the outstanding shares of the Class A Common Stock. All of the outstanding shares of Class A Common Stock are held by a Voting Shares Irrevocable Trust, dated May 31, 1989 (the “Voting Trust”), and will be voted in person at the Annual Meeting. Accordingly, Federated is not soliciting proxies for the Annual Meeting, but is providing this Information Statement to its Shareholders in accordance with Regulation §240.14c-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed and/or furnished to the Shareholders on or about March 12, 2010. Federated’s 2009 Annual Report to Shareholders (the “2009 Annual Report”) accompanies this Information Statement.

SHAREHOLDERS SHARING THE SAME ADDRESS.

We have adopted a procedure called “householding” which has been approved by the Securities and Exchange Commission (“SEC”). Under this procedure, we will deliver only one copy of our 2009 Annual Report and this Information Statement to multiple Shareholders who share the same address and last name unless we have received contrary instructions from an affected Shareholder. We will deliver promptly upon written or oral request a separate copy of the 2009 Annual Report and this Information Statement to any Shareholder at a shared address to which a single copy of either of these documents was delivered. To receive a separate copy of the 2009 Annual Report or this Information Statement, contact us at: Corporate Communications, Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779 or call 1-800-341-7400.

If you are a Shareholder, share an address and last name with one or more other Shareholders and would like to revoke your householding consent, or you are a Shareholder and are eligible for householding and would like to participate in householding, please contact: Broadridge, attention Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 1-800-542-1061.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE 2009 ANNUAL REPORT AND

INFORMATION STATEMENT FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 22, 2010.

THIS INFORMATION STATEMENT AND THE 2009 ANNUAL REPORT ARE AVAILABLE ON THE

INTERNET AT http://corp.federatedinvestors.com.

VOTING SECURITIES

Only holders of record of Class A Common Stock at the close of business on February 23, 2010 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. On that date, 9,000 shares of Class A Common Stock were outstanding, all of which were held by the Voting Trust, the three trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of the members of the family of John F. Donahue. Accordingly, Federated qualifies as a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual (the “Rule”) and intends to rely on the exemptions available to controlled companies under the Rule.

The presence of the holder of the Class A Common Stock, constituting all of the votes that all Shareholders are entitled to cast on the election of directors will constitute a quorum for the transaction of business at the Annual Meeting. Any business transacted at the Annual Meeting shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Shareholders entitled to vote thereon. Under the terms of the Voting Trust, the trustees are authorized to vote shares owned by the Voting Trust, and as a result, all of the outstanding shares of Class A Common Stock will be voted in person at the Annual Meeting. The Voting Trust is entitled to cast one vote per share of Class A Common Stock. Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. The trustees of the Voting Trust have advised that they intend to vote in favor of all the directors nominated by the Board and approval of the amendment to the Stock Incentive Plan.

BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

The Board currently consists of seven members. Under Federated’s bylaws, directors are elected at each annual meeting and each director holds office until the expiration of the term of one year for which he or she was selected and until a successor is selected and qualified.

The Board has nominated Messrs. John F. Donahue, J. Christopher Donahue, Michael J. Farrell, David M. Kelly, John W. McGonigle, James L. Murdy, and Edward G. O’Connor for election as directors. All of the nominees for director have previously served as members of the Board.

John F. Donahue Age 85	Mr. John F. Donahue is a co-founder of Federated. He has served as director and Chairman of Federated since Federated’s initial public offering in May 1998. He is a director or trustee of 44 investment companies managed by subsidiaries of Federated. Mr. Donahue is the father of J. Christopher Donahue who serves as President, Chief Executive Officer and director of Federated and Thomas R. Donahue who serves as Vice President, Treasurer and Chief Financial Officer of Federated.

J. Christopher Donahue Age 60	Mr. J. Christopher Donahue has served as director, President and Chief Executive Officer of Federated since 1998. He is President of 41 investment companies managed by subsidiaries of Federated. He is also director or trustee of 44 investment companies managed by subsidiaries of Federated. Mr. Donahue is the son of John F. Donahue who serves as Chairman and director of Federated and the brother of Thomas R. Donahue who serves as Vice President, Treasurer and Chief Financial Officer.

Michael J. Farrell Age 60	Mr. Michael J. Farrell was elected to the Board in August 1998. He is currently the President of Farrell & Co., a merchant banking firm specializing in heavy manufacturing companies. Additionally, he serves as Chief Executive Officer of Standard Steel, LLC. He has also served in executive capacities for MK Rail Corporation, Motor Coils Manufacturing Co. and Season-All Industries. Mr. Farrell is a Certified Public Accountant.

David M. Kelly Age 67	Mr. David M. Kelly was elected to the Board in April 2004. He retired in 2007 as Chairman, Chief Executive Officer, and President of Matthews International Corporation, a designer, manufacturer, and marketer of memorialization products and caskets for the cemetery and funeral home industries. Mr. Kelly is a member of the Board of Directors of Mestek, Inc. and Elliott Turbomachinery, Inc.

John W. McGonigle Age 71	Mr. John W. McGonigle has been a director of Federated since 1998. He has served as Executive Vice President, Chief Legal Officer and Secretary of Federated since 1998 and as Vice Chairman since 2003. Mr. McGonigle is also Chairman of Federated International Management Limited, a wholly owned subsidiary of Federated. Mr. McGonigle is also Secretary of 44 registered investment companies managed by subsidiaries of Federated and Executive Vice President of 43 of those registered investment companies.

James L. Murdy Age 71	Mr. James L. Murdy was elected to the Board in August 1998. He retired as President, Chief Executive Officer and Director of Allegheny Technologies Incorporated (“ATI”), a diversified manufacturing corporation, in 2003. Prior to becoming President he served as Executive Vice President and Chief Financial Officer of ATI.

Edward G. O’Connor Age 69	Mr. Edward G. O’Connor was elected to the Board in April 2001. From 1973 through 1999, Mr. O’Connor was a member of Eckert, Seamans, Cherin & Mellott LLC (“Eckert Seamans”). From 2000 to 2007 he served as Special Counsel in the Litigation Department of Eckert Seamans. At the end of 2007, Mr. O’Connor retired from Eckert Seamans, but maintains an “Of Counsel” relationship with the firm.

The Board has determined that Messrs. Farrell, Kelly and O’Connor are “Independent” as defined by the Corporate Governance rules of the NYSE (“NYSE Rules”). In making this determination, the Board considered all relevant facts and circumstances. Other than serving as directors, Messrs. Kelly, Farrell and O’Connor have no relationship with Federated. Mr. Murdy is a non-management director but has not been considered “Independent” under SEC rules since 2004 because his son is a partner of Ernst & Young, LLP, the Company’s independent registered public accounting firm.

Meetings and Committees of the Board

In 2009, the Board met on six occasions. The Board has an Audit Committee, Compensation Committee and Compliance Committee. The Board does not have a Nominating Committee; the Board as a whole performs this function. All directors attended at least seventy-five percent of the meetings of the Board.

Audit Committee

The Audit Committee currently consists of Messrs. Michael J. Farrell, David M. Kelly and Edward G. O’Connor, none of whom is an officer or employee (or former officer or employee) of Federated. Mr. Farrell is Chairman of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Board has determined that the members of the Audit Committee are “Independent,” as defined by the NYSE Rules. In making this determination, the Board considered all relevant facts and circumstances. Other than serving as directors, the members of the Audit Committee have no relationship with Federated.

The Audit Committee is responsible for monitoring the integrity of the financial statements of Federated, the independent registered public accounting firm’s qualifications and independence, the performance of Federated’s internal audit function and independent registered public accounting firm, and the compliance by Federated with related applicable legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. In performing its responsibilities, the Audit Committee reviews the audit plans of Federated’s internal auditors and the independent registered public accounting firm and monitors their progress during the year. In discharging its responsibilities, the Audit Committee is entitled to rely upon the reports, findings and representations of Federated’s internal auditors, independent registered public accounting firm, legal counsel and responsible officers. In 2009, the Audit Committee met on five occasions.

The Board has determined that Messrs. Kelly and Farrell are Audit Committee Financial Experts as defined under Federal securities laws.

Audit Committee Report

The Audit Committee oversees Federated’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has met to review and discuss the audited financial statements in the 2009 Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Federated’s accounting principles as applied to the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Rule 3526 of the Public Company Oversight Accounting Board, Communication with Audit Committees Concerning Independence, relating to the independent registered public accounting firm’s independence from management and Federated, and has discussed with the independent registered public accounting firm their independence. The Audit Committee has considered whether the provisions of non-audit services by the independent registered public accounting firm are compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee discussed with Federated’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Federated’s internal controls, and the overall quality of Federated’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC. The Audit Committee also selected Federated’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Respectfully Submitted:

Michael J. Farrell, Audit Committee Chairman

David M. Kelly, Audit Committee Member

Edward G. O’Connor, Audit Committee Member

Compensation Committee

The Compensation Committee, which operates pursuant to a written charter, consists of Messrs. Michael J. Farrell and James L. Murdy. Mr. Farrell is Chairman of the Compensation Committee. The Compensation Committee establishes performance measures and certifies achievement, recommends and approves compensation levels of executive officers, awards share-based compensation, works with senior management on benefit and compensation programs for Federated employees, and monitors local and national compensation trends to ensure that Federated’s compensation program is competitive within the mutual fund industry. The Compensation Committee has delegated its full power and authority under the Stock Incentive Plan, as amended, to the Chief Executive Officer with respect to all employees other than those subject to Section 16 of the Exchange Act. In 2009, the Compensation Committee met on two occasions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Federated’s 2009 Information Statement.

Respectfully Submitted:

Michael J. Farrell, Compensation Committee Chairman

James L. Murdy, Compensation Committee Member

Corporate Governance

To address corporate governance matters and communicate its business standards, Federated has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to directors, officers and employees of Federated. Copies of these materials as well as Charters for the Audit, Compensation, and Compliance Committees are available on Federated’s website at FederatedInvestors.com by first clicking on “About Us” and then “Corporate Governance.” The information is also available in print upon written request.

Under Federated’s policies, the directors are expected to attend the Annual Meeting. During 2009, all but one of the directors attended the Annual Meeting.

Communications with the Board

Non-management members of the Board have regularly scheduled executive sessions without management participation. Mr. Murdy has been selected to preside over these meetings. In order that parties may make their concerns known to non-management directors as well as to the Audit Committee, Compliance Committee, and the full Board, the Board has established a telephone messaging system and an internet-based anonymous incident reporting system. All messages will be forwarded to Federated’s Chief Compliance Officer for review, who will prepare a summary of such communications for the non-management directors, the Audit Committee, the Compliance Committee, or the full Board as appropriate. Information concerning the use of the messaging system and the reporting system can be obtained on Federated’s website by first clicking on “About Us” and then “Corporate Governance.”

Nomination of Directors

Under the NYSE Rules, Federated is not required to have a nominating committee because it is considered a “controlled company” for purposes of these rules. In light of this fact, Federated believes that it is appropriate not to have a nominating committee and, therefore, does not have a nominating committee charter in reliance on the NYSE Rules exemption. Federated’s current practice is for the Board as a whole to perform the functions of a nominating committee. The members of the Audit Committee, Messrs. Farrell, Kelly, and O’Connor, currently satisfy the independence requirements of the NYSE Rules. As members of the Compensation Committee, Messrs. Murdy and Farrell are deemed to be outside directors for purposes of Section 162(m) of the Internal Revenue Code and non-employee directors as defined in Rule 16b-3 of the Exchange Act.

The Board does not currently consider director candidates recommended by shareholders and does not have a formal policy with regard to consideration of director candidates by shareholders. Federated believes that it is appropriate not to have such a policy because of its status as a “controlled company” under the NYSE Rules.

The Board seeks candidates who possess the background, skills, experience, expertise, integrity, and degree of commitment necessary to make a significant contribution to the Board. In connection with its evaluation of a nominee, the Board takes into account all applicable laws, rules, regulations and listing standards and considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise, and its evaluation of other prospective nominees. Nominees for directorship are recommended to the Board by the Chief Executive Officer of Federated and other directors. An invitation to join the Board would be extended by the Chief Executive Officer of Federated and the Chairman of the Board.

Compensation of Directors

Members of the Board who are also employees of Federated do not receive cash compensation for their services as directors. In April of 2006, following a recommendation by the Compensation Committee, which was based upon an analysis of the duties and responsibilities of the Board, the time commitment required and a review of comparative information, the Board determined that members of the Board who are not employees shall receive (i) $50,000 per year; (ii) $5,000 per year for Board Committee Membership; (iii) $2,500 per year for Board Committee Chairmanship (each of the aforementioned payable in quarterly installments); (iv) $1,500 per attendance at a special meeting of the Board payable when such meetings occur; (v) options to purchase 7,500 shares of Class B Common Stock upon initial election to the Board, which generally are subject to a three-year vesting schedule; and (vi) 3,000 options to purchase shares of Class B Common Stock annually, which vest immediately upon grant. According to the Stock Incentive Plan, all of the vested options granted to outside directors are immediately exercisable and may be exercised for a period of ten years from the date of the grant, provided that, in the event of the death or disability of the outside director, the options may only be exercised within twelve months after the death or disability and, in the event that the outside director’s service to Federated is terminated for any reason other than retirement, death or disability, the options may only be exercised for a period of thirty days after the date of such termination of services. In February of 2010, the Compensation Committee and the Board approved certain changes to the compensation paid to directors. Accordingly, beginning on April 1, 2010, the amount paid to the Chairman of the Audit Committee shall be increased from $2,500 to $7,500 per year. Additionally, subject to shareholder approval of an amendment to the Stock Incentive Plan, outside directors shall receive 1,500 shares of unrestricted Class B Common Stock annually and will no longer be granted 3,000 options to purchase shares of Class B Common Stock annually. Federated also pays the premiums for term life insurance and travel/accident insurance for each of Messrs. Farrell, Kelly, Murdy, and O’Connor which, in the aggregate, cost Federated approximately $185 in 2009.

Director Compensation Table

The following table sets forth compensation information for the fiscal year ended December 31, 2009 for Federated’s non-management directors.

DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Michael J. Farrell	70,000	0	10,140	0	0	0	80,140
James L. Murdy	62,500	0	10,140	0	0	0	72,640
Edward G. O’Connor	60,000	0	10,140	0	0	0	70,140
David M. Kelly	60,000	0	10,140	0	0	0	70,140

(1)	Each of the directors receives an annual retainer of $50,000 for their services. Additionally, directors receive $1,500 for their attendance at a special meeting of the board, a $5,000 annual retainer for serving on a committee, and an additional $2,500 annual retainer for serving as a committee chairperson. Beginning on April 1, 2010, the annual retainer for serving as the chairperson of the Audit Committee will be increased to $7,500.
(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009. With respect to each non-management director, this amount reflects the grant date fair value of $10,140 for options granted to each in 2009. As of December 31, 2009, each non-management director has the following number of options outstanding: Michael J. Farrell: 12,000, James L. Murdy: 24,750, Edward G. O’Connor: 0, and David M. Kelly: 22,500. The assumptions made in calculating the dollar values of the expenses recognized and the grant date fair values are set forth in Note 15(b) to Federated’s Consolidated Financial Statements for the fiscal year ended December 31, 2009.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The investment management business is highly competitive and experienced professionals have significant career mobility. Our ability to attract, retain and properly motivate highly qualified professionals is a critical factor in maintaining our competitive position within the investment management industry and ensuring our future success. Accordingly, our compensation program is comprised of competitive levels of cash compensation together with equity and other components that are consistent with shareholder interests. Our compensation program is designed to reward outcomes related to a variety of factors including our revenues, earnings, earnings on a per share basis, and return on equity and payout ratio. Additional consideration is given to our investment and financial performance as measured against other similar companies within the investment management industry and the performance of our stock. Federated’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers are referred to herein as the “Named Executive Officers.”

Allocation Among Compensation Components

As previously noted, each component of our compensation program is designed to be competitive within the investment management industry and to align the interests of our executive officers with those of our shareholders. The final determination on setting compensation for executive officers rests with the Compensation Committee acting pursuant to Section 162(m) of the Internal Revenue Code. The Compensation Committee takes a holistic approach to assessing and determining the components of each executive officer’s total compensation. The Compensation Committee’s role is discussed in more detail herein. Each component of compensation is reviewed independently each year, taking into consideration both company and individual results as well as comparative peer group information.

Benchmarking. In 2009, we engaged Deloitte Consulting (“Deloitte”), a nationally recognized consulting firm with expertise in executive compensation practices and program design, to conduct a study of the compensation of executive officers at Federated and eleven of our peers within the investment management industry. Our peer group selected for purposes of Deloitte’s study included Affiliated Managers Group, Inc.; AllianceBernstein Holding LP; INVESCO Ltd.; BlackRock, Inc.; Calamos Asset Management, Inc.; Eaton Vance Corp.; Franklin Resources, Inc.; Janus Capital Group, Inc.; Legg Mason, Inc.; T. Rowe Price Group, Inc.; and Waddell & Reed Financial, Inc. In selecting this peer group, we used the size criteria of approximately one-half to two times Federated in one or more of the following metrics: revenue, assets under management and market capitalization. The peer group data used for purposes of Deloitte’s study is generally gathered from publicly disclosed documents of those companies. Therefore, these results will typically only relate to the five most highly compensated executive officers of a given company. Information prepared by Deloitte was provided to the Compensation Committee to assist it in its efforts to determine appropriate levels of compensation.

Base Salary. Base salaries are intended to form a competitive percentage of total cash compensation. Our objective in paying a base salary is to provide our executive officers with a level of assured cash compensation that is commensurate with their position, expertise and accomplishments. In establishing base salaries, the Compensation Committee considers performance assessments and recommendations provided by our Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee also gives consideration to our financial results from the prior year as well as the base salaries paid for comparable positions by companies in our peer group. The Compensation Committee reduced the 2009 base salaries of executive officers by approximately ten percent consistent with Federated’s company-wide effort to reduce expenses in 2009.

Bonuses. Bonuses paid under the Federated Annual Incentive Plan, as amended, (the “Annual Incentive Plan”) are designed to reward executive officers for the successful attainment of annual results that are consistent with our long-term growth and development. Each year, the Compensation Committee establishes one or more performance goals that must be attained for bonuses to be awarded under the Annual Incentive Plan. In 2009, the Compensation Committee required that Federated attain operating profits of $45,000,000 for bonuses to be awarded. For purposes of the Annual Incentive Plan performance goal, operating profits are defined as annual total revenues less distributions to minority interests and less total expenses (excluding amortization of intangibles, impairment losses and debt expenses) as reflected in Federated’s audited or unaudited financial statements (“Operating Profits”). For the fiscal year ended December 31, 2009, Federated had Operating Profits of approximately $243 million. The maximum amount that may be awarded to each executive officer in a given year under the Annual Incentive Plan is $6,000,000. Achievement of the performance goal is a condition for payment of a bonus under the Annual Incentive Plan. Such achievement, however, does not serve to ensure the award of a bonus under the Annual Incentive Plan. The Compensation Committee has the discretion, in appropriate circumstances, to reduce or eliminate a bonus even if a performance goal is achieved.

In determining awards for 2009 under the Annual Incentive Plan, the Compensation Committee considered a variety of factors including Operating Profits, revenues, earnings, earnings on a per share basis and return on equity and payout ratio. Also taken into consideration by the Compensation Committee was the performance of our stock, our investment and financial performance as measured against other similar companies within the investment management industry, and the performance assessment and recommendations made by our Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee also considered the Company’s relative performance in difficult market conditions, the Company’s effective expense management and the Company’s market share.

The Compensation Committee considers all of the aforementioned factors, but gives no specific weighting to any such factor. For 2009, consistent with past practice, the Compensation Committee, in the exercise of its discretion under the Annual Incentive Plan, reduced the amount of the bonus award from the maximum amount eligible to be attained by an executive officer. The Compensation Committee reduced bonus amounts to levels similar to those paid for the prior fiscal year. The Committee felt this was appropriate in light of the factors considered above and the Company’s solid relative performance in difficult market conditions.

Equity Compensation. Executive officers under the age of sixty-five who receive bonus awards under the Annual Incentive Plan receive eighty percent of such awards in cash, while twenty percent is received in the form of restricted stock (“Bonus Restricted Stock”) that generally vests in equal one-third amounts over a three-year period. Executive officers aged sixty-five or older who received awards for 2007 under the Annual Incentive Plan received 100% of such awards in cash. Beginning in 2008, executive officers aged sixty-five or older, or who will attain age sixty-five prior to the end of the Bonus Restricted Stock three-year vesting period, who receive bonus awards under the Annual Incentive Plan may elect to receive 100% of such awards in cash or to receive eighty percent of such awards in cash and twenty percent in Bonus Restricted Stock. Bonus Restricted Stock is awarded at eighty-five percent of fair market value, which is based on the closing price of Federated Class B Common Stock on the NYSE on the award date. Bonus Restricted Stock awards are made at eighty-five percent of fair market value in recognition of the risk of forfeiture and the delay in receiving awards earned under the Annual Incentive Plan. We believe that the Bonus Restricted Stock portion of the award serves to further align the interests of executive officers with those of our shareholders.

The Compensation Committee also considers granting periodic restricted stock (“Periodic Restricted Stock”) awards to executive officers under our Stock Incentive Plan. In determining whether Periodic Restricted Stock awards are appropriate and, if so, the size of such an award, the Compensation Committee holistically considers any outstanding and unvested stock options and restricted stock the executive officer holds as well as the value of equity compensation as a component of total compensation. In making its decision, the Compensation Committee also considers factors such as the executive officer’s performance, changes in his or her responsibilities, promotions and general industry practices. Periodic Restricted Stock awards generally vest over a ten-year period with restrictions on the vested portion of the award typically lapsing on approximately the award’s fifth- and tenth-year anniversaries, which we believe serves to align the long-term interests of executive officers with those of our shareholders. The timing of Periodic Restricted Stock grants is driven by the Compensation Committee’s assessment of the need to compensate executive officers, not our stock price. Grants are made only during “open” periods in which the Company has not implemented trading restrictions. Please refer to footnotes (1) and (3) of the Summary Compensation Table and the section entitled “Outstanding Equity Awards at Fiscal Year End” for further information relating to the Company’s awards of Bonus Restricted Stock and Periodic Restricted Stock to Named Executive Officers.

Federated does not currently award stock options to its executive officers (or its other employees).

Retirement Plans. Executive officers are eligible to participate in the Federated Investors, Inc. Profit Sharing/401(k) Plan (the “Plan”), which is made available to substantially all of our employees. Under the Plan, Federated makes a matching contribution in an amount equal to 100% of the first 2% that each participant defers and 50% of the next 4% of deferral contributions. Federated does not offer a defined benefit pension plan or any nonqualified deferred compensation plan.

Perquisites and Other Benefits. Federated provides a limited number of perquisites and other benefits to our executive officers that are intended to encourage the health and wellness of our executive officers and to reduce the time and attention that they must spend on non-business issues.

Certain executive officers are eligible for reimbursement for the initiation fees and dues associated with membership in golf and/or social clubs that have a business purpose. Such memberships provide executive officers with an appropriate forum for entertaining clients and interacting with the community. During 2009, one executive officer was provided the use of a company car and seven executive officers were provided with on-site parking. Executive officers are permitted to use Federated’s corporate aircraft for a limited amount of personal use when the corporate aircraft is not being utilized for business purposes. Such personal use of the corporate aircraft must be pre-approved by the Chief Executive Officer or Chief Financial Officer. Personal use of the corporate aircraft by an executive officer results in taxable income to the executive officer determined in accordance with Internal Revenue Service regulations. For security and efficiency reasons, the Chairman and Chief Executive Officer are required to use the corporate aircraft for business and personal use to the greatest reasonable extent.

Executive officers are entitled to receive medical, life and disability coverage and other corporate benefits available to most of our other employees. A grandfathered group of executive officers also receives supplemental executive medical coverage. Executive officers are also provided an annual physical, at their option.

Employment Agreements and Change-of-Control Agreements

Federated generally does not have employment agreements or change-of-control agreements with its executive officers. The only employment agreement we currently have in place with a Named Executive Officer is with Mr. John B. Fisher. On December 28, 1990, Mr. Fisher entered into an employment agreement (the “Employment Agreement”) with Federated Investors, a predecessor of Federated, in connection with his employment by Federated Investors as an officer and employee. The Employment Agreement is still in effect. Under the terms of the Employment Agreement, Mr. Fisher is subject to certain restrictions with regard to confidentiality and competition. Mr. Fisher is not permitted to disclose confidential information that he receives in the course of or as a result of his employment. Additionally, upon his termination, Mr. Fisher is prohibited from directly or indirectly competing with Federated for a period of two years. Furthermore, upon his termination, Mr. Fisher agrees not to directly or indirectly solicit employees of Federated to terminate their employment or contractual relations with Federated.

The only agreement Federated currently has in place with a Named Executive Officer that contains a change-of-control provision is the 2006 Restricted Stock Award Agreement entered into with Mr. John B. Fisher, President and Chief Executive Officer of Federated Advisory Companies, on April 4, 2006 under the Stock Incentive Plan pursuant to which Mr. Fisher was awarded 100,000 shares of Restricted Stock. Under the terms of the Agreement, the shares awarded vest over a ten-year period with restrictions lapsing on the vested portion of the award on approximately the award’s fifth- and tenth- year anniversaries. In certain circumstances where there is a change of control (as described below), the vesting of the shares is accelerated. For this to occur, a combination of events must take place: (a) there must be a change in ownership of fifty-one percent or greater of the Class A Common Stock of Federated; and (b) one of the following must occur (i) Mr. Fisher is terminated other than “for cause” (as defined in the Agreement) by Federated or its successor during the six-month period before or the first two-year period following a change in ownership or (ii) a constructive termination (as defined in the Agreement) occurs prior to the occurrence of events which would permit a termination “for cause” during the first two-year period following a change of ownership. If this “double-trigger” provision is satisfied, then any portion of the award not vested will fully vest. Assuming that the aforementioned events occurred on December 31, 2009, thereby satisfying the “double-trigger” provision, the shares of Restricted Stock awarded pursuant to the 2006 Restricted Stock Award Agreement that were not vested would have become fully vested with an approximate value of $2,337,500, which would include $255,000 Mr. Fisher paid for those shares. Such events, however, did not occur.

Board Process

The Compensation Committee receives input and recommendations from, and works collaboratively with, Federated’s Chief Executive Officer in analyzing information relating to company and individual performance. As discussed above, the Compensation Committee also considers a variety of factors when determining annual salary and awards of bonuses under the Annual Incentive Plan or awards of Periodic Restricted Stock under the Stock Incentive Plan. The Compensation Committee not only considers a variety of factors relating to company performance including Operating Profits, revenues, earnings per share and stock performance, but also considers industry compensation trends among companies in our peer group as provided in the aforementioned study conducted by Deloitte. The Compensation Committee also reviews investment performance and financial performance on a comparative basis, as well as marketing and sales effectiveness. Although the Compensation Committee considers a number of different individual and corporate performance factors, no specific weighting is given to any such factor.

Summary Compensation Table

The following table sets forth compensation information for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 for Federated’s Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
J. Christopher Donahue President and Chief Executive Officer	2009	787,500	0	613,012	342,300	2,080,000	0	221,383	4,044,195
	2008	875,000	0	513,733	420,988	2,240,000	0	267,576	4,317,297
	2007	930,000	0	366,008	499,675	2,200,000	0	157,756	4,153,439
Thomas R. Donahue Chief Financial Officer and President, FII Holdings, Inc.	2009	720,000	0	507,090	273,840	1,480,000	0	202,500	3,183,430
	2008	800,000	0	406,012	336,790	1,440,000	0	287,989	3,270,791
	2007	770,000	0	281,360	399,740	1,360,000	0	101,973	2,913,073
John F. Donahue Chairman	2009	810,000	0	0	0	1,800,000	0	108,939	2,718,939
	2008	900,000	0	23,546	0	1,800,000	0	113,458	2,837,004
	2007	900,000	0	141,161	0	1,800,000	0	110,118	2,951,279
John B. Fisher Vice President and President and Chief Executive Officer, Federated Advisory Companies(5)	2009	621,000	0	1,069,784	171,150	1,920,000	0	234,185	4,016,119
	2008	690,000	0	916,293	210,494	2,000,000	0	635,768	4,452,555
	2007	610,000	0	727,900	249,838	1,920,000	0	211,754	3,719,492
Eugene F. Maloney Executive Vice President and Executive Vice President, Federated Investors Management Company	2009	783,000	0	507,468	171,150	1,500,000	0	129,558	3,091,176
	2008	870,000	0	463,901	210,494	1,500,000	0	191,065	3,235,460
	2007	850,000	0	263,932	249,838	1,120,000	0	75,070	2,558,840

(1)	The amounts in this column reflect the gross pre-forfeiture-assumption compensation cost for restricted stock awards recognized by Federated for financial statement reporting purposes for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively. Information regarding the compensation cost recognized by Federated is set forth in Notes 1(p) and 15(a) of Federated’s Consolidated Financial Statements for the fiscal year ended December 31, 2009. With respect to Mr. Fisher, the compensation amounts attributable to his restricted stock grants are higher than the other Named Executive Officers due to the receipt of Bonus Restricted Stock pursuant to annual awards under the Annual Incentive Plan, and four grants of Periodic Restricted Stock (25,000 shares, 40,000 shares, 40,000 shares and 100,000 shares, respectively). The Compensation Committee believes the size of these grants are appropriate in light of the significant role that the head of investment management plays at Federated and the prominent role that such positions have in the investment management industry. Further information regarding these grants (and the grants made to other Named Executive Officers) can be found in the section entitled “Outstanding Equity Awards at Fiscal Year End.”
(2)	The amounts in this column reflect the gross pre-forfeiture-assumption compensation cost for option awards recognized by Federated for financial statement reporting purposes for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively. These amounts reflect option awards made prior to 2007 as no option awards were made to any Named Executive Officer during 2009, 2008 or 2007. Information regarding compensation cost recognized by Federated is set forth in Note 1(p) of Federated’s Consolidated Financial Statements for the fiscal year ended December 31, 2009.

(3)	With respect to Messrs. J. Christopher Donahue, Thomas R. Donahue, and Fisher, the amounts in this column reflect eighty percent of the bonus each will receive in 2010 under the Annual Incentive Plan for fiscal year 2009 and eighty percent of the bonus each received in 2009 and 2008, respectively, under the Annual Incentive Plan for fiscal years 2008 and 2007, respectively. The remaining twenty percent for 2009 will be received in 2010, and the remaining twenty percent for 2008 and 2007 was received in 2009 and 2008, respectively, in the form of Bonus Restricted Stock. With respect to Mr. Maloney, the amounts in this column reflect 100% of the bonus he will receive in 2010 under the Annual Incentive Plan for fiscal year 2009, and 100% of the bonus he received in 2009 for fiscal year 2008; the amounts in this column reflect eighty percent of the bonus he received in 2008 under the Annual Incentive Plan for fiscal year 2007. The remaining twenty percent was received in 2008 in the form of Bonus Restricted Stock. With respect to Mr. John F. Donahue, the amounts in this column reflect 100% of the bonus he will receive in 2010 under the Annual Incentive Plan for fiscal year 2009, and 100% of the bonus he received in each of 2009 and 2008 under the Annual Incentive Plan for fiscal years 2008 and 2007, respectively.

The dollar value of each of Messrs. J. Christopher Donahue’s, Thomas R. Donahue’s and Fisher’s 2009 bonuses allocated to the purchase of Bonus Restricted Stock in 2010 was $520,000, $370,000 and $480,000, respectively. The dollar value of each of Messrs. J. Christopher Donahue’s, Thomas R. Donahue’s and Fisher’s 2008 bonuses allocated to the purchase of Bonus Restricted Stock in 2009 was $560,000, $360,000 and $500,000, respectively. The dollar value of each of Messrs. J. Christopher Donahue’s, Thomas R. Donahue’s, Fisher’s and Maloney’s 2007 bonuses allocated to the purchase of Bonus Restricted Stock in 2008 was $550,000, $340,000, $480,000 and $280,000, respectively. The Bonus Restricted Stock is awarded at eighty-five percent of fair market value and generally has a three-year vesting period.

(4)	With respect to Mr. J. Christopher Donahue, the amount listed for the fiscal year ended December 31, 2009 reflects matching contributions under Federated’s 40l(k) Plan, company-provided parking, spousal travel costs, and an annual physical. In addition, Federated paid premiums for life, accidental death and long-term disability insurance. It also includes club dues of $28,351, a medical insurance premium of $55,205 and dividends received on restricted stock of $46,680. Also included in this amount is $57,224 which reflects the aggregate incremental cost to Federated of personal use of the corporate aircraft. The aggregate incremental cost to Federated is determined on a per flight basis and includes the cost of fuel, landing and storage fees, crew-related expenses and other miscellaneous variable costs.

With respect to Mr. Thomas R. Donahue, the amount listed for the fiscal year ended December 31, 2009 reflects matching contributions under Federated’s 40l(k) Plan, company-provided parking, club dues, spousal travel costs and personal use of the corporate aircraft. In addition, Federated paid premiums for life, accidental death and long-term disability insurance. It also includes a medical insurance premium of $73,966 and dividends received on restricted stock of $77,491.

With respect to Mr. John F. Donahue, the amount listed for the fiscal year ended December 31, 2009 reflects company-provided parking, dividends received on restricted stock and use of a company car. In addition, Federated paid premiums for life, accidental death and long-term disability insurance. It also includes club dues of $16,716, a medical insurance premium of $55,205, and $19,739 which reflects the aggregate incremental cost to Federated of personal use of the corporate aircraft.

With respect to Mr. Fisher, the amount listed for the fiscal year ended December 31, 2009 reflects matching contributions under Federated’s 40l(k) Plan, company-provided parking, club dues and an annual physical. In addition, Federated paid a portion of the premiums for medical, life, accidental death and long-term disability insurance. It also includes dividends received on restricted stock of $207,680.

With respect to Mr. Maloney, the amount listed for the fiscal year ended December 31, 2009 reflects matching contributions under Federated’s 40l(k) Plan, company-provided parking, club dues and personal use of the corporate aircraft. In addition, Federated paid premiums for accidental death and long-term disability insurance. It also includes a life and accidental death insurance premium of $19,665, a medical insurance premium of $55,205 and dividends received on restricted stock of $28,307.

(5)	Federated Advisory Companies include the following subsidiaries of Federated: Federated Advisory Services Company, Federated Equity Management Company of Pennsylvania, Federated Global Investment Management Corp., Passport Research Ltd., Federated Investment Counseling, Federated Investment Management Company and Federated MDTA LLC.

Grants of Plan-Based Awards

The following table sets forth information concerning cash bonuses and restricted stock awards earned by the Named Executive Officers during the fiscal year ended December 31, 2009.

GRANTS OF PLAN-BASED AWARDS

		Estimated possible payouts under Non-equity incentive plan awards			Estimated future payouts under Equity incentive plan awards			All other stock awards: number of shares of stock or units (#) (3)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)
J. Christopher Donahue	3/6/09							39,216			658,829
	11/18/09					25,000					608,750
			2,080,000	6,000,000

Thomas R. Donahue	3/6/09							25,211			423,545
	11/18/09					25,000					608,750
			1,480,000	6,000,000
John F. Donahue			1,800,000	6,000,000
John B. Fisher	3/6/09							35,015			588,252
	11/18/09					25,000					608,750
			1,920,000	6,000,000
Eugene F. Maloney	11/18/09					10,000					243,500
			1,500,000	6,000,000

(1)	With respect to Messrs. J. Christopher Donahue, Thomas R. Donahue and Fisher, the amounts in this column reflect eighty percent of the bonus each will receive in 2010 under the Annual Incentive Plan for fiscal year 2009. The remaining twenty percent will be received in 2010 in the form of Bonus Restricted Stock. With respect to Messrs. John F. Donahue and Maloney, the amount in this column reflects 100% of the bonus each will receive in 2010 under the Annual Incentive Plan for fiscal year 2009.
(2)	On November 18, 2009, each of Messrs. J. Christopher Donahue, Thomas R. Donahue, Fisher and Maloney received awards of 25,000, 25,000, 25,000 and 10,000 shares, respectively, of Periodic Restricted Stock under the Stock Incentive Plan. Each such award is governed by an accompanying 2009 Restricted Stock Award Agreement, which specifies that the shares are subject to forfeiture should a certain performance measurement not be attained. In order to satisfy the performance measurement, Federated must have Operating Profits of at least $37.5 million for the nine-month period ending September 30, 2010. The shares are subject to a ten-year vesting period except in the case of death or disability of a recipient in which case any portion of shares not yet vested will vest. Restrictions on the awards lapse on approximately the fifth- and tenth-year anniversaries. Recipients are also subject to confidentiality and non-competition obligations. Recipients are entitled to receive dividends on the shares which are the same as those paid on unrestricted Class B Common Stock.
(3)	The amounts reflected in this column represent Bonus Restricted Stock received in 2009 with the allocated portion of the 2008 bonus under the Annual Incentive Plan, which is subject to a three-year vesting period.
(4)	The calculation methodology for the valuation of Periodic Restricted Stock and Bonus Restricted Stock awards is set forth in Note 1(p) of Federated’s Consolidated Financial Statements for the fiscal year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning stock options and unvested restricted stock awards held by the Named Executive Officers as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
J. Christopher Donahue (2)		100,000 100,000 100,000 100,000 100,000		24.875 27.50 30.00 32.50 35.00	6/30/2011 6/30/2011 6/30/2011 6/30/2011 6/30/2011	79,922	2,197,855
Thomas R. Donahue (3)		80,000 80,000 80,000 80,000 80,000		24.875 27.50 30.00 32.50 35.00	6/30/2011 6/30/2011 6/30/2011 6/30/2011 6/30/2011	106,123	2,918,383
John F. Donahue
John B. Fisher (4)	9,440 15,780	50,000 50,000 50,000 50,000 50,000		24.875 27.50 30.00 32.50 35.00 29.8125 31.00	6/30/2011 6/30/2011 6/30/2011 6/30/2011 6/30/2011 1/23/2011 1/15/2012	232,049	6,381,348
Eugene F. Maloney (5)		50,000 50,000 50,000 50,000 50,000		24.875 27.50 30.00 32.50 35.00	6/30/2011 6/30/2011 6/30/2011 6/30/2011 6/30/2011	36,472	1,002,980

(1)	The amounts in this column reflect a December 31, 2009 closing price of $27.50 for Class B Common Stock on the New York Stock Exchange.

(2)	Unexercisable Option and Stock awards for Mr. J. Christopher Donahue and the dates they vest and become exercisable or released, respectively, are as follows: Options: 275,000 options vest at June 30, 2010; and 225,000 options are vested at December 31, 2009; however, all of the aforementioned 500,000 options are unexercisable until July 1, 2010. Regarding stock, certain awards are released on the following vesting dates: 23,443 shares at March 3, 2010; 18,408 shares at March 3, 2011; and 13,071 shares at March 2, 2012. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. J. Christopher Donahue on November 18, 2009, the future vesting dates are as follows: 1,250 shares each on or about November 1, 2010, 2011, 2012, 2013, 2015, 2016, 2017, 2018: 7,500 shares each at November 3, 2014 and November 1, 2019. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 3, 2014 and November 1, 2019.
(3)	Unexercisable Option and Stock awards for Mr. Thomas R. Donahue and the dates they vest and become exercisable or released, respectively, are as follows: Options: 220,000 options vest at June 30, 2010; and 180,000 options are vested at December 31, 2009; however, all of the aforementioned 400,000 options are unexercisable until July 1, 2010. Regarding stock, certain awards are released on the following vesting dates: 14,767 shares at March 3, 2010; 11,703 shares at March 3, 2011; and 8,403 shares at March 2, 2012. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Thomas R. Donahue on August 17, 2007, the future vesting dates are as follows: 1,250 shares each on or about August 1, 2010, 2011, 2013, 2014, 2015, 2016; 7,500 shares each at August 1, 2012 and August 1, 2017; and 2,500 shares were vested at December 31, 2009. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on August 1, 2012 and August 1, 2017. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Thomas R. Donahue on November 18, 2008, the future vesting dates are as follows: 1,250 shares each on or about November 1, 2010, 2011, 2012, 2014, 2015, 2016, 2017; 7,500 shares each at November 1, 2013 and November 1, 2018; and 1,250 shares were vested at December 31, 2009. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 1, 2013 and November 1, 2018. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Thomas R. Donahue on November 18, 2009, the future vesting dates are as follows: 1,250 shares each on or about November 1, 2010, 2011, 2012, 2013, 2015, 2016, 2017, 2018: 7,500 shares each at November 3, 2014 and November 1, 2019. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 3, 2014 and November 1, 2019.
(4)	Unexercisable Option and Stock awards for Mr. John B. Fisher and the dates they vest and become exercisable or released, respectively, are as follows: 137,500 options vest at June 30, 2010; and 112,500 options are vested at December 31, 2009; however, all of the aforementioned 250,000 options are unexercisable until July 1, 2010. Regarding stock, 20,049 shares vest and are released at March 3, 2010; 16,329 shares vest and are released at March 3, 2011; and 11,671 shares vest and are released at March 2, 2012. Regarding 100,000 shares of Periodic Restricted Stock awarded to Mr. Fisher on April 4, 2006, the future vesting dates are as follows: 5,000 shares each on or about March 27, 2010, 2012, 2013, 2014, 2015; 30,000 shares each at March 25, 2011 and March 25, 2016, and 15,000 shares were vested at December 31, 2009. The amounts and dates on which these 100,000 shares will be released are 50,000 shares each on March 25, 2011 and March 25, 2016. Regarding 40,000 shares of Periodic Restricted Stock awarded to Mr. Fisher on August 17, 2007, the future vesting dates are as follows: 2,000 shares each on or about August 1, 2010, 2011, 2013, 2014, 2015, 2016; 12,000 shares each at August 1, 2012 and August 1, 2017; and 4,000 shares were vested at December 31, 2009. The amounts and dates on which these 40,000 shares will be released are 20,000 shares each on August 1, 2012 and August 1, 2017. Regarding 40,000 shares of Periodic Restricted Stock awarded to Mr. Fisher on November 18, 2008, the future vesting dates are as follows: 2,000 shares each on or about November 1, 2010, 2011, 2012, 2014, 2015, 2016, 2017; 12,000 shares each at November 1, 2013 and November 1, 2018; and 2,000 shares were vested at December 31, 2009. The amounts and dates on which these 40,000 shares will be released are 20,000 shares each on November 1, 2013 and November 1, 2018. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Fisher on November 18, 2009, the future vesting dates are as follows: 1,250 shares each on or about November 1, 2010, 2011, 2012, 2013, 2015, 2016, 2017, 2018: 7,500 shares each at November 3, 2014 and November 1, 2019. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 3, 2014 and November 1, 2019.
(5)

Unexercisable Option and Stock awards for Mr. Eugene F. Maloney and the dates they vest and become exercisable or released, respectively, are as follows: 137,500 options vest at June 30, 2010; and 112,500 options are vested at December 31, 2009; however, all of the aforementioned 250,000 options are unexercisable until July 1, 2010. Regarding stock, certain awards are released on the following vesting dates: 5,257 shares at March 3, 2010 and 2,715 shares at March 3, 2011. Regarding 10,000 shares of Periodic Restricted Stock awarded to Mr. Maloney on August 17, 2007, the future vesting dates are as follows: 500 shares each on or about August 1, 2010, 2011, 2013, 2014, 2015, 2016; 3,000 shares each at August 1, 2012 and August 1, 2017; and 1,000 shares were vested at December 31, 2009. The amounts and dates on which these 10,000 shares will be released are 5,000 shares each on August 1, 2012 and

August 1, 2017. Regarding 10,000 shares of Periodic Restricted Stock awarded to Mr. Maloney on November 18, 2008, the future vesting dates are as follows: 500 shares each on or about November 1, 2010, 2011, 2012, 2014, 2015, 2016, 2017; 3,000 shares each at November 1, 2013 and November 1, 2018; and 500 shares were vested at December 31, 2009. The amounts and dates on which these 10,000 shares will be released are 5,000 shares each at November 1, 2013 and November 1, 2018. Regarding 10,000 shares of Periodic Restricted Stock awarded to Mr. Maloney on November 18, 2009, the future vesting dates are as follows: 500 shares each on or about November 1, 2010, 2011, 2012, 2013, 2015, 2016, 2017, 2018: 3,000 shares each at November 3, 2014 and November 1, 2019. The amounts and dates on which these 10,000 shares will be released are 5,000 shares each on November 3, 2014 and November 1, 2019.

Option Exercises and Stock Vested

The following table sets forth information concerning restricted stock held by the Named Executive Officers that vested during the fiscal year ended December 31, 2009. None of the Named Executive Officers exercised options during the fiscal year ended December 31, 2009.

STOCK VESTED

Name	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
J. Christopher Donahue	14,026	246,297
Thomas R. Donahue	11,098	208,443
John F. Donahue	3,652	64,129
John B. Fisher	20,221	384,031
Eugene F. Maloney	8,327	151,647

(1)	The value realized on vesting of stock awards is equal to the difference between the closing market price of Class B Common Stock on the New York Stock Exchange on the date of vesting and the purchase price paid by the Named Executive Officer, if any, multiplied by the number of shares vested.

Transactions with Related Persons

Pursuant to a Shareholder Services Agreement between The Beechwood Company, L.P. (“Beechwood”) and Federated Securities Corp., a subsidiary of Federated, as agent for certain Federated Funds (the “Funds”), Beechwood provides customary shareholder services to its customers that are shareholders of the Funds. In return, Beechwood receives service fees from the Funds. During the fiscal year ended December 31, 2009, Beechwood received $310,841 from the Funds for its services. Trusts benefiting the families of Messrs. J. Christopher Donahue and Thomas R. Donahue, each owns an interest of approximately 5.3% in Beechwood. The remaining ownership in Beechwood is held as follows: by siblings; siblings and their spouses; trusts benefiting the descendants of the siblings of Messrs. J. Christopher Donahue and Thomas R. Donahue; a trust benefiting the descendants of John F. Donahue and Rhodora J. Donahue; Oyster Bay Properties, Inc. , a corporate entity held by a trust benefiting the descendants of John F. Donahue and Rhodora J. Donahue; AWOL, Inc. and Beechmax, Inc., corporate entities that are majority owned by the John F. Donahue and Rhodora J. Donahue Joint Revocable Trust.

During 2009, Mr. Richard B. Fisher, a co-founder of Federated and father of Mr. John B. Fisher, Vice President, was employed by Federated as Vice Chairman. Mr. Richard B. Fisher was provided a salary of $800,000 for his services throughout the year.

Conflict of Interest Policies and Procedures

Federated maintains a Code of Business Conduct and Ethics (the “Code”). The Code applies to each director, officer and employee of Federated (each a “Covered Person”). The Code specifically addresses a variety of conflicts of interest. The Code also sets forth guidance for Covered Persons with regard to general conflict of interest scenarios where an individual’s private interests interfere in any way with the interests of Federated as a whole. Federated relies on the integrity and undivided loyalty of Covered Persons to maintain the highest level of objectivity in performing their duties.

Covered Persons are expected to avoid any situation in which personal interests conflict, or have the appearance of conflicting, with those of Federated. Covered Persons are responsible for avoiding any misconduct or perceived conflicts of interest. Accordingly, employees are expected to use prudent behavior and discretion in all transactions and relationships and are required to make prompt and complete disclosure of any possible or probable conflict of interest to their direct supervisor or manager, human resources, or the Internal Compliance Committee, as defined hereinafter. Non-management directors are also expected to make appropriate disclosures to the Board and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving Federated as to which they are interested parties or with respect to which a real or apparent conflict of interest exists. As a general rule, Covered Persons should never receive a payment or anything of value in exchange for a decision involving Federated’s business, with limited exceptions for token gifts of nominal value. Additionally, Covered Persons generally may not have any direct or indirect financial interest in, or any business relationship with, a person or entity that does business with Federated or is a competitor of Federated. This policy does not apply to an arms-length purchase of goods or services for personal or family use or to the ownership of less than five percent of the shares of a publicly traded company. Furthermore, Covered Persons should not engage in outside jobs or activities that compete with Federated in any way. Except in certain limited circumstances, any employee who is invited to join the board of directors or to serve as an officer of another organization must obtain the approval of the Internal Compliance Committee. The Code requires directors who are invited to serve on other boards to promptly notify Federated’s Chief Executive Officer and Chairman.

The Code is administered by an Internal Compliance Committee, which consists of Federated’s General Counsel, Chief Compliance Officer, Chief Risk Officer and Chief Audit Executive. As previously discussed, the Code requires Covered Persons to disclose to the Internal Compliance Committee any personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing, their judgment or decisions. The Internal Compliance Committee then determines if there is a conflict and, if so, how to resolve it without compromising the interests of Federated, the Federated Funds or other accounts, as applicable. When necessary, the Internal Compliance Committee will bring matters to the Chief Legal Officer, senior staff or the Board for final resolution.

A copy of the Code is available at FederatedInvestors.com by first clicking on “About Us” and then “Corporate Governance.”

SECURITY OWNERSHIP

Class A Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class A Common Stock by each person who is known by Federated to own beneficially more than five percent of the outstanding shares of Class A Common Stock as of February 23, 2010.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Voting Shares Irrevocable Trust dated May 31, 1989 c/o The Beechwood Company, L.P. Suite 850 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222-3716	9,000	100.0%

All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of members of the family of John F. Donahue. Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer, or otherwise dispose of shares owned by the Voting Trust. The entire voting power of Federated is vested in the holder of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles of Incorporation of Federated or as required by applicable law.

Class B Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class B Common Stock as of February 23, 2010 by (i) each of the current directors of Federated, (ii) Named Executive Officers of Federated, and (iii) all executive officers and current directors of Federated as a group.

Name	Shares Beneficially Owned (1)(2)	Percent of Class
J. Christopher Donahue (3)	5,280,540	5.1%
John W. McGonigle (4)	4,026,194	3.9%
Thomas R. Donahue (5)	2,354,729	2.3%
John F. Donahue (6)	1,352,136	1.3%
John B. Fisher (7)	499,292	*
Eugene F. Maloney	37,431	*
David M. Kelly (8)	34,100	*
James L. Murdy (9)	33,100	*
Michael J. Farrell (10)	12,000	*
Edward G. O’Connor	5,094	*
All executive officers and current directors as a group (14 persons)	14,002,693	13.60%

*	Less than 1%.
(1)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.
(2)	Does not include 167,184 shares of Class B Common Stock allocated to the accounts of directors and executive officers who are participants in the Federated Investors, Inc. Profit Sharing/401(k) Plan.
(3)

Includes 66,586 shares owned by Mrs. J. Christopher Donahue; 592,766 shares for which Mr. J. Christopher Donahue has the power to sell, transfer or otherwise dispose under powers of attorney (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 592,766 shares for which he has powers of attorney); 376,779 shares for which Mr. J. Christopher Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 376,779 shares for which he acts as custodian); 491,753 shares owned by Mr. J. Christopher Donahue’s children sharing his household (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 491,753 shares owned by children sharing his household); 298,559 shares owned by the Beechwood Company, L.P., a limited Partnership of which Beechmax, Inc. is the general partner, Mr. J. Christopher Donahue is a trustee of the Trust for the Benefit of the Family of J. Christopher Donahue which is a shareholder of Beechmax, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 298,559 shares owned by the Beechwood Company, L.P.); and 82,755 shares owned by Comax Partners Limited Partnership, a limited partnership of which Beechmax, Inc. is general partner, Mr. J. Christopher Donahue is a trustee of the Trust for the Benefit of the Family of J. Christopher Donahue which is a shareholder of Beechmax, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 73,118 shares owned by Comax Partners Limited Partnership) as of February 23, 2010, the shares owned by Comax Partners Limited Partnership were pledged as collateral to secure a line of credit; 82 shares owned by AWOL, Inc., Mr. J. Christopher Donahue is a trustee of the Trust for the Benefit of the Family of J. Christopher Donahue which is a shareholder of AWOL, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 82 shares owned by

AWOL, Inc.),; and 38,729 shares owned by Bay Road Partners, a Pennsylvania limited partnership, of which AWOL, Inc. is a general partner, Mr. J. Christopher Donahue is a trustee of the Trust for the Benefit of the Family of J. Christopher Donahue which is a shareholder of AWOL, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 38,729 shares owned by Bay Road Partners).

(4)	Includes 3,925,324 shares owned by Fairview Partners, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner; and 81,417 shares owned by 713 Investment Company, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner; Mr. McGonigle and his wife are shareholders of 713 Investment Corporation; and 19,453 shares held in a trust for the benefit of certain descendants of Mr. McGonigle. Mr. McGonigle disclaims beneficial ownership of all shares in which he does not have a pecuniary interest.
(5)	Includes 4,409 shares owned by Mrs. Thomas R. Donahue; 96,891 shares for which Mr. Thomas R. Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 96,891 shares for which he acts as custodian); 138,665 shares which Mr. Thomas R. Donahue has the power to sell, transfer or otherwise dispose under powers of attorney (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 138,665 shares for which he holds powers of attorney); 153,965 shares owned by Mr. Thomas R. Donahue’s children sharing his household (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 153,965 shares owned by children sharing his household); 1,005,550 shares owned by Maxfund Partners, L.P., a limited partnership of which Maxfund, Inc. is the general partner, Mr. Thomas R. Donahue is a shareholder of Maxfund, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 967,832 shares owned by the Maxfund Partners, L.P.); 298,559 shares owned by the Beechwood Company, L.P., a limited partnership of which Beechmax, Inc. is the general partner, Mr. Thomas R. Donahue is a trustee of the Trust for the Benefit of the Family of Thomas R. Donahue which is a shareholder of Beechmax, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 298,559 shares owned by the Beechwood Company, L.P.); and 82,755 shares owned by Comax Partners Limited Partnership, a limited partnership of which Beechmax, Inc. is general partner, Mr. Thomas R. Donahue is a trustee of the Trust for the Benefit of the Family of Thomas R. Donahue which is a shareholder of Beechmax, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 65,415 shares owned by Comax Partners Limited Partnership), as of February 23, 2010, the shares owned by Comax Partners Limited Partnership were pledged as collateral to secure a line of credit; 82 shares owned by AWOL, Inc., Mr. Thomas R. Donahue is a trustee of the Trust for the Benefit of the Family of Thomas R. Donahue which is a shareholder of AWOL, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 82 shares owned by AWOL, Inc.); and 38,729 shares owned by Bay Road Partners, a Pennsylvania limited partnership, of which AWOL, Inc. is a general partner, Mr. Thomas R. Donahue is a trustee of the Trust for the Benefit of the Family of Thomas R. Donahue which is a shareholder of AWOL, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 38,729 shares owned by Bay Road Partners.).
(6)	Includes 523,000 shares owned by Richmond Farm L.P., a Pennsylvania limited partnership, of which Mr. John F. Donahue has controlling interest (Mr. John F. Donahue disclaims beneficial ownership of approximately 521,885 shares owned by Richmond Farm L.P.); 38,821 shares owned by Comax Land Company of Florida; 5,819 shares owned by John F. Donahue Revocable Trust; 5,819 shares owned by Rhodora J. Donahue Revocable Trust; and 618,880 shares owned by John F. Donahue and Rhodora J. Donahue Joint Revocable Trust.
(7)	Includes 17,500 shares held by Rosewood Limited Partnership, a limited partnership of which Mr. Fisher is a general partner; and includes 25,220 stock options which are currently exercisable.
(8)	Includes 22,500 stock options which are currently exercisable.
(9)	Includes 24,750 stock options which are currently exercisable.
(10)	Includes 12,000 stock options which are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, Federated’s directors, its executive officers and any persons beneficially owning more than ten percent of Federated’s Class A Common Stock and Class B Common Stock are required to report their ownership of Federated’s Class A and Class B Common Stock and any changes in that ownership to the SEC and to the NYSE. Specific due dates for these reports have been established and Federated is required to report in this Information Statement any failure to file by these dates. In 2009, all of these requirements were satisfied. In making these statements, Federated has relied on copies of the reports that its officers, directors and beneficial owners of more than ten percent of Federated’s Class A or Class B Common Stock have filed with the SEC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the independent registered public accounting firm for 2009 and continues to serve as the independent registered public accounting firm for Federated. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following fees are for services rendered by the independent registered public accounting firm for the audit of Federated’s financial statements for the fiscal years ended December 31, 2009 and December 31, 2008, the audit of internal control over financial reporting for the fiscal years ended December 31, 2009 and December 31, 2008, the review of the financial statements in Federated’s Forms 10-Q for the fiscal years 2009 and 2008, and other billings for services rendered to Federated:

	2009	2008
Audit Fees:	$1,177,060	$1,198,130
Audit-Related Fees:	$205,330	$154,301
Fees for audit-related services primarily include audits of the employee benefit plan and other attest services.
Tax Fees:	$47,624	$74,218
Fees for tax services include tax compliance, tax advice and tax planning.
All Other Fees:	$156,317	$96,845
Fees for other services primarily include certain Federated-sponsored mutual fund products (“Funds”)-related audits, tax assistance, filings and Fund-related portfolio scanner services.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for pre-approval of audit, audit-related, tax and other services, classified as All Other Services, to be performed by Federated’s independent registered public accounting firm. The policy was adopted in order to ensure that the provision of these services does not impair the auditor’s independence. The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The term of the general pre-approval is twelve months from the date of pre-approval, unless specifically provided otherwise. The Audit Committee will waive the pre-approval requirement for services (other than audit, review or attest services) if: (i) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Federated to its independent registered public accounting firm during the fiscal year in which the services are provided; (ii) such services were not recognized by Federated at the time of engagement of the independent registered public accounting firm to be non-audit services; and (iii) if such services are promptly brought to the attention of the Audit Committee (or its delegate) and approved prior to the completion of the audit. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman of the Audit Committee reports any pre-approval decisions to the Audit Committee at its scheduled meetings.

The Audit Committee pre-approves annual budgets for audit, audit-related services, tax services, and All Other Services to be provided. Any proposed services exceeding pre-approved budget levels will require specific pre-approval by the Audit Committee.

APPROVAL OF AMENDMENTS TO THE STOCK INCENTIVE PLAN

The Board believes that the availability to make awards under the Stock Incentive Plan to outside directors is important to Federated’s ability to attract and retain outstanding individuals. Accordingly, on February 18, 2010, the Board approved amendments to the Stock Incentive Plan, subject to approval of the holder of the Class A Common Stock, to allow, among other things, for awards of Class B Common Stock to be made to outside directors. If the amendments to the Stock Incentive Plan are approved, it is expected that each of Federated’s outside directors would receive a grant of 1,500 shares of Class B Common Stock following the Annual Meeting. Directors would no longer receive 3,000 options to purchase shares of Class B Common Stock annually.

Summary of the Stock Incentive Plan

The following summary of the Stock Incentive Plan is qualified in its entirety by reference to the complete text of the Stock Incentive Plan, a copy of which will be furnished to any shareholder upon request.

Purpose. The purpose of the Stock Incentive Plan is to continue to promote the long-term growth and performance of Federated and its affiliates and to attract and retain outstanding individuals using stock-based awards.

Stock Incentive Plan. All outside directors and salaried employees of Federated and its affiliates are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan permits the granting of any or all of the following types of awards: (1) stock options, including nonqualified stock options (“NSOs”) and incentive stock options (“ISOs”); (2) stock appreciation rights (“SARs”), in tandem with stock options or freestanding; (3) performance awards conditioned upon meeting performance objectives; (4) restricted stock; and (5) other awards valued in whole or in part by reference to, or otherwise based on, Class B Common Stock. In connection with any award, payment representing dividends or interest or their equivalent may be made to Stock Incentive Plan participants. The number of persons who currently hold awards under the Stock Incentive Plan is approximately 320.

Term. The Stock Incentive Plan was adopted as of February 20, 1998 and was most recently amended on February 18, 2010 by the Board, but is subject to further approval by the holder of the Class A Common Stock. The Stock Incentive Plan does not have a fixed expiration date but may be terminated by the Board at any time.

Shares Subject to Stock Incentive Plan. Currently, a total of 23,550,000 shares of Class B Common Stock may be issued under the Stock Incentive Plan. All of the shares are available for the grant of ISOs. Currently, no participant shall receive awards in respect of more than 900,000 shares of Class B Common Stock in any fiscal year of Federated. The aggregate fair market value (determined on the date of the grant) of shares of Class B Common Stock with respect to which ISOs granted to a participant become exercisable for the first time in any single calendar year will not exceed $100,000. In addition, shares issued by Federated as a result of the assumption or substitution of outstanding grants of an acquired company or entity will not reduce the shares available for grant under the Stock Incentive Plan. The shares of stock deliverable under the Stock Incentive Plan may consist of authorized and unissued shares, treasury shares, or any combination thereof. If any shares subject to any award are forfeited, or the award is otherwise terminated without issuance of shares or other consideration, the shares subject to such awards will again be available for grant under the Stock Incentive Plan. As of February 23, 2010, the closing price of a share of Class B Common Stock was $25.21.

Administration. The Stock Incentive Plan is administered by the Compensation Committee. The Compensation Committee has full authority to make awards under the Stock Incentive Plan, to determine the terms and conditions of such awards, and to interpret and make all other determinations affecting the Stock Incentive Plan, subject to the provisions of the Stock Incentive Plan and direction by the Board. The Compensation Committee may delegate some or all of its authority and responsibility under the Stock Incentive Plan. The Compensation Committee has delegated its full power and authority under the Stock Incentive Plan to the Chief Executive Officer with respect to all employees other than those subject to Section 16 of the Exchange Act.

Stock Options. Options may be granted, from time to time, to participants determined by the Compensation Committee on such terms, not inconsistent with the Stock Incentive Plan, as the Compensation Committee may determine; provided, however, that, unless permitted by the Tax Code, ISOs may not be granted to a participant who is an outside director. The exercise price per share of Class B Common Stock of stock options granted to a participant is determined by the Compensation Committee as of the date of grant; provided, however, that (i) in the case of ISOs granted to a participant who on the grant date is not a more than 10% shareholder of Federated (“Ten Percent Holder”), such price shall not be less than 100% of the fair market value of a share of Class B Common Stock on the grant date, (ii) in the case of an ISO granted to a participant who on the grant date is a Ten Percent Holder, such price shall not be less than 110% of the fair market value of a share of Class B Common Stock on the grant date, and (iii) in the case of NSOs such price shall not be less than 85% of the fair market value of a share of Class B Common Stock on the grant date. The term of each such option, the time or times when it may be exercised, and the other applicable terms and conditions will be fixed by the Compensation Committee. Options may be exercised by payment of the purchase price in cash or, at the discretion of the Compensation Committee, in shares of Class B Common Stock having a fair market value on the date the option is exercised equal to the option exercise price or in such other manner as the Compensation Committee may approve.

Stock Appreciation Rights. A SAR may be granted in connection with an option or independent of an option. Upon exercise of a SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right will be exercised over the grant price of the SAR. The grant price (which will not be less than 100% of the fair market value of the shares on the date of grant) and other terms of the SAR will be determined by the Compensation Committee. Payment by Federated upon such exercise will be in cash.

Performance Awards. Performance awards are grants of shares of Class B Common Stock subject to the attainment of performance objectives established by the Compensation Committee in connection with such grants and such other terms and conditions as the Compensation Committee shall determine. Except as otherwise determined by the Compensation Committee, recipients of performance awards will not be required to provide consideration other than the rendering of services. Subject to the provisions of the applicable award agreement, during the performance period, dividends and other distributions with respect to shares covered by a performance award shall, in the discretion of the Compensation Committee, either be paid to the recipient or held in escrow by Federated and paid when the performance award is earned.

Restricted Stock. Awards of shares subject to restrictions such as vesting and otherwise as the Compensation Committee may determine may be made from time to time to participants as selected by the Compensation Committee. Restricted stock may not be disposed of by the recipient until the lapse of certain restrictions established by the Compensation Committee. Upon termination of employment of the participant during the restriction period, all restricted stock not then vested will be forfeited, subject to such exceptions, if any, authorized by the Compensation Committee. Except as otherwise determined by the Compensation Committee, recipients of restricted stock are not required to provide consideration other than the rendering of services. Recipients will have, with respect to restricted stock, all of the rights of a shareholder of Federated including the right to receive any dividends to the extent permitted by applicable law, unless the Compensation Committee determines otherwise.

Other Stock-Based Awards. In order to enable Federated to respond quickly to significant legislative and regulatory developments and to trends in executive compensation practices, the Compensation Committee will also be authorized to grant to participants, either alone or in addition to other awards granted under the Stock Incentive Plan, awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class B Common Stock (“other stock-based awards”).

The Compensation Committee will determine the participants to whom other stock-based awards are to be made, the times at which such awards are to be made, the number of shares to be granted pursuant to such awards and all other conditions of such awards. The provisions of such awards need not be the same with respect to each recipient.

Nonassignability of Awards. The Stock Incentive Plan provides that no award granted under the Stock Incentive Plan may be sold, exchanged, assigned, transferred, pledged or otherwise encumbered by a participant except in limited circumstances as outlined in the Stock Incentive Plan. Notwithstanding anything to the contrary contained in the Stock

Incentive Plan, an award may be transferred to a “family member” as defined in and pursuant to the terms and conditions set forth in Section A.1.a.5 of the General Instructions to Form S-8, and on such terms and conditions as may be determined by the Compensation Committee. Each award will be exercisable, during the participant’s lifetime, only by the participant, or if permissible under applicable law, by the participant’s agent, guardian or attorney-in-fact.

Adjustments. The Stock Incentive Plan provides that the aggregate number of shares of Common Stock which may be awarded under the Stock Incentive Plan and the terms of outstanding awards shall be adjusted by the Compensation Committee to reflect a change in the capitalization of the Company including, but not limited to, a stock dividend or split, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, spin-off, spin-out or other distribution of assets to shareholders.

The Compensation Committee is authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or non-recurring events affecting Federated or its financial statements or changes in applicable laws, regulations or accounting principles; provided that no such adjustment shall impair the rights of any participant without such participant’s consent. The Compensation Committee will be able to correct any defect, supply any omission or reconcile any inconsistency in the Stock Incentive Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect.

Special Forfeiture Rule. The Compensation Committee is authorized to impose additional forfeiture restrictions with respect to awards granted under the Stock Incentive Plan including, without limitation, provisions for forfeiture in the event a participant shall engage in competition with Federated or in any other circumstance the Compensation Committee may determine.

Federal Income Tax Consequences

The following is a general summary of the principal federal income tax consequences of certain awards under the Stock Incentive Plan as of the date of this Information Statement, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under the Stock Incentive Plan are subject to Section 409A of the Internal Revenue Tax Code of 1986, as amended (the “Tax Code”), the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Tax Code and the regulations or promulgated thereunder (or an exception thereto). The Stock Incentive Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Tax Code Section 401(a).

Nonqualified Stock Options and SARs. In general, an optionee will not recognize income at the time an NSO is granted. Rather, at the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. If the exercise price of an NSO is paid in whole or in part in shares of Class B Common Stock, the tax results to the optionee are (i) a tax-free exchange of previously-owned shares for an equivalent number of new shares and (ii) the realization of ordinary income in an amount equal to the fair market value on the date of exercise of any additional shares received in excess of the number exchanged. At the time of sale of shares acquired pursuant to the exercise of an NSO, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss). Federated is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the optionee. This deduction is allowed in Federated’s taxable year in which the income is included as compensation to the optionee.

SARs are treated very similarly to nonqualified stock options for tax purposes. A participant receiving an SAR will not normally recognize any taxable income upon the grant of the SAR. Upon the exercise of the SAR, the participant will recognize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise or (ii) if Class B Common Stock is received upon the exercise of the stock appreciation right, the fair market value of the Class B Common Stock received. Federated is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the participant.

Incentive Stock Options. Options issued under the Stock Incentive Plan and designated as ISOs are intended to qualify under Tax Code Section 422. Under the provisions of Tax Code Section 422 and the regulations promulgated thereunder, an optionee will not be required to recognize any income for federal income tax purposes at the time of grant of an ISO, nor is Federated entitled to any deduction. The exercise of an ISO also is not a taxable event, although the difference between the option price and the fair market value of the option stock on the date of exercise is an item of tax preference for purposes of the alternative minimum tax.

The taxation of gain or loss upon the sale of shares acquired upon exercise of an ISO depends, in part, on whether the stock is held for at least two years from the date the option was granted and at least one year from after the date the stock was transferred to the optionee. If shares issued to an optionee upon the exercise of an ISO are not disposed of prior to satisfying the holding period requirements, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to satisfying the holding period requirements described above (a “disqualifying disposition”), the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, Federated generally will be entitled to a tax deduction in the same amount. Subject to certain exceptions for death or disability, if an optionee exercises an ISO more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a NSO.

Performance Awards. A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance award, the participant will recognize ordinary income in an amount equal to the cash received or, if the performance award is payable in Class B Common Stock, the fair market value of the Common Stock received. When the participant recognizes ordinary income upon payment of a performance award, Federated will generally be entitled to a tax deduction in the same amount.

Restricted Stock. Upon the grant of restricted stock, the participant will not normally recognize taxable income and Federated will not be allowed a tax deduction. Rather, on the dates when restricted stock vests, the participant will recognize ordinary income equal to the fair market value of the stock on that date (less the price paid, if any, for such stock). Alternatively, the participant may elect (commonly referred to as a Section 83(b) election), within 30 days after the grant of restricted stock, to recognize ordinary income at the time of the grant, in which event the amount of such ordinary income will be equal to the fair market value of the stock on the date of grant (less the price paid, if any, for such stock). If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock prior to the dates the restricted stock vests will be treated as additional compensation that is taxable as ordinary income to the participant. In either event, at the time the participant recognizes income with respect to the restricted stock, Federated is generally entitled to a deduction in an equal amount.

Unrestricted Stock. The tax consequences of receiving unrestricted shares of Class B Common Stock pursuant to an award under the Stock Incentive Plan is similar to receiving cash compensation. If the shares of Class B Common Stock are unrestricted (i.e., not subject to a substantial risk of forfeiture), the participant must recognize ordinary income equal to the fair market value of the Class B Common Stock received less any amount paid for such stock and Federated is generally entitled to a deduction in an equal amount.

Compliance with Section 162(m); Consequences of Change of Control. It is Federated’s intent that compensation payable pursuant to awards (other than awards of Restricted Stock which vest based solely on continued employment) to “covered employees” as such term is defined in Regulation 1.162-27(c)(2) promulgated under Section 162(m) of the Tax Code, or any successor provision, qualify as “performance-based compensation” as defined in Regulation 1.162-27(e) under Section 162(m). If any provision of the Stock Incentive Plan or an award is later found to make compensation intended to be performance-based compensation ineligible for such treatment, the provision shall be deemed null and void, unless otherwise determined by the Committee. In addition, if a change of control of Federated causes awards under the Stock Incentive Plan to accelerate vesting, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of Federated’s deductions under Tax Code Section 280G.

Section 409A of the Internal Revenue Code. Notwithstanding anything to the contrary contained in the Stock Incentive Plan or in any award agreement, if any award or benefit is subject to the provisions of Section 409A of the Tax Code, the provisions of the Stock Incentive Plan and any applicable award agreement shall be administered, interpreted, and construed to comply with Section 409A of the Tax Code or an exception hereto. Federated will not be liable to any participant (or other person) due to the failure of any award to satisfy the requirements of Section 409A of the Tax Code.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Rule 14a-8 of the Exchange Act contains the procedures for including certain shareholder proposals in Federated’s Information Statement and related materials. Shareholders entitled to vote may submit a shareholder proposal pursuant to Rule 14a-8 for the 2011 Annual Meeting of Shareholders of Federated prior to December 1, 2010. Except under certain limited circumstances, the holders of Class B Common Stock are not entitled to vote their shares. Any shareholder proposals should be addressed to the Secretary of Federated Investors, Inc., Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.

Federated Investors, Inc.

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

1-800-341-7400

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